AMENDMENT TO

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT (“Amendment”) is made as of the 25th day of April, 2008 by and among Old Mutual Capital, Inc. (the “Adviser”), Liberty Ridge Capital, Inc. (the “Sub-Adviser”), and Old Mutual Funds II (formerly known as Old Mutual Advisor Funds II), a Delaware statutory trust (the “Trust”) to the Investment Sub-Advisory Agreement effective as to certain portfolios of the Trust the 19th day of April, 2006 and effective as to certain other portfolios of the Trust the 17th day of May 2006, by and between the Adviser, Sub-Adviser, and the Trust (the “Sub-Advisory Agreement”).

WHEREAS, effective November 19, 2007, the name of the Trust was changed from Old Mutual Advisor Funds II to Old Mutual Funds II; and

WHEREAS, the parties desire to reflect the completion of the reorganization of the Old Mutual Large Cap Fund into the Old Mutual Focused Fund (the “Reorganization”).

NOW THEREFORE, the parties agree as follows:

1.	Schedule A of the Sub-Advisory Agreement is deleted in its entirety and replaced with Amended Schedule A dated April 25, 2008, attached hereto.

2.

This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. All other terms of the Sub-Advisory Agreement shall remain in full force and effect.

This Amendment has been executed as of the date set forth above by a duly authorized officer of each party and is effective immediately following the closing of the Reorganization.

OLD MUTUAL CAPITAL, INC.	OLD MUTUAL FundS II

By: /s/ Mark E. Black	By: /s/ Robert T. Kelly
Name: Mark E. Black	Name: Robert T. Kelly
Title: Chief Financial Officer	Title: Treasurer

LIBERTY RIDGE CAPITAL, INC.

By: /s/ Stephen M. Wellman
Name: Stephen M. Wellman
Title: President

AMENDED SCHEDULE A

DATED APRIL 25, 2008

TO

INVESTMENT SUB-ADVISORY AGREEMENT

AMONG

LIBERTY RIDGE CAPITAL, INC.,

OLD MUTUAL CAPITAL, INC.

AND

OLD MUTUAL FUNDS II

Effective April 19, 2006, pursuant to Paragraph 4 of the Agreement, the Adviser shall pay to the Sub-Adviser the following:

PORTFOLIO	Sub-Advisory Fee Breakpoint Asset Thresholds
	$0 to less than $300 million	$300 million to less than $500 million	$500 million to less than $750 million	$750 million to less than $1.0 billion	$1.0 billion to less than $1.5 billion	$1.5 billion to less than $2.0 billion	$2.0 billion or greater

Old Mutual Focused Fund	0.40%	0.35%	0.30%	0.25%	0.20%	0.15%	0.10%

Old Mutual Small Cap Fund	0.65%	0.60%	0.55%	0.50%	0.45%	0.40%	0.35%

Old Mutual Strategic Small Company Fund	0.60%	0.55%	0.50%	0.45%	0.40%	0.35%	0.30%

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Effective May 17, 2006, pursuant to Paragraph 4 of the Agreement, the Adviser shall pay to the Sub-Adviser the following:

PORTFOLIO	Sub-Advisory Fee Breakpoint Asset Thresholds
	$0 to less than $300 million	$300 million to less than $500 million	$500 million to less than $750 million	$750 million to less than $1.0 billion	$1.0 billion to less than $1.5 billion	$1.5 billion to less than $2.0 billion	$2.0 billion or greater

Old Mutual Mid-Cap Fund	0.60%	0.55%	0.50%	0.45%	0.40%	0.35%	0.30%

Breakpoints will be calculated based on the total assets of each Fund.

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